Exhibit 21.1

Subsidiaries of GAMCO Investors, Inc.

The following table lists the direct and indirect subsidiaries of GAMCO Investors, Inc. (the “Company”), except those investment partnerships and offshore funds consolidated in accordance with FIN46R and EITF 04-5.  In accordance with Item 601 (21) of Regulation S-K, the omitted subsidiaries considered in the aggregate as a single subsidiary would not constitute a “significant subsidiary” as defined under Rule 1-02(w) of Regulation S-X.

Name	Jurisdiction of Incorporation or Organization
Gabelli Funds, LLC (100%-owned by the Company)	New York
GAMCO Asset Management Inc. (100%-owned by the Company)	New York
Gabelli Fixed Income, Inc. (100%-owned by the Company)	New York
GAMCO Asset Management (UK) Limited (100%-owned by the Company)	United Kingdom
Gabelli Securities, Inc. (92.1%-owned by the Company)	Delaware
Teton Advisors, Inc. (42.1%-owned by the Company)	Delaware
Gabelli & Company, Inc. (100%-owned by Gabelli Securities, Inc.)	New York
Gabelli & Partners LLC (100%-owned by Gabelli Securities, Inc.)	Delaware
Gabelli Fixed Income L.L.C. (100%-owned by Gabelli Fixed Income, Inc.)	Delaware
Gabelli Arbitrage Holdings LLC (100%-owned by the Company)	Delaware
Gabelli Trading Holdings LLC (100%-owned by the Company)	Delaware
GAMCO International Partners LLC (100%-owned by the Company)	New York
GAMCO Acquisition LLC (100%-owned by the Company)	New York
GAMCO Asset Management (Singapore) Pte. Ltd. (100%-owned by the Company)	Singapore